UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     8-K/A
                               (Amendment No. 1)

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                                 July 13, 2000
                                 -------------
                                 Date of Report



                           JD AMERICAN WORKWEAR, INC.
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             (Exact name of registrant as specified in its Charter)


         Delaware                      33-98682                     05-0460102
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(State or Other Jurisdiction     (Commission File No.)          (IRS Employer ID
     of Incorporation)                                                Number)


               46 Old Flat River Rd., Coventry, Rhode Island 02816
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                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (401) 397-6800
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Item 4. Changes in Registrant's Certifying Accountant.

     (a) The auditing firm of Bederson and Company LLP was informed by the management of JD American Workwear, Inc. on July 13, 2000 that they were dismissed effective immediately. This action was taken by the Board of Directors after disagreements over internal control issues plus audit documentation requirements, the schedule for completion of the current fiscal year audit and the current lack of independence of the auditors that was raised by Bederson and Company LLP. On July 14, 2000 Bederson and Company LLP informed the Company that it was withdrawing its report dated June 7, 1999 on the Company's February 28, 1999 financial statements because of the accounting errors for fiscal 1999 and the current lack of independence. Subsequently Bederson and Company LLP clarified the statement to say that they were not currently in a position to reaudit and reissue its prior year opinion because of the lack of independence.

          The treatment of the accounting errors related to the presentation of the Series B Preferred Stock and its detached warrant and accrued interest, the lack of any presentation of a beneficial conversion feature of the Series A Preferred Stock and the accounting policy and accounting related to the presentation of consignment or contingent sales for the period ending February 28, 1999 have not been resolved with Bederson and Company LLP. A formal presentation will be made to Bederson and Company LLP for their approval and the reissuance of their opinion for the period upon conclusion of the fiscal 2000 audit and resolution of the independence issue.

          It is unknown at this time what the effects of the presentation of Series B Preferred Stock should have been as no agreement between the Company and the auditor has been reached. The Company raised the issue on the presentation of the Series A and B Preferred with the auditors after an exhaustive internal review of the rules regarding such presentation and a pre-filing conference with Securities and Exchange Commission staff prior to the issuance of the unaudited Form 10-KSB filed June 13, 2000. The Company's current management believes that the prior period should be adjusted to indicate a value of the detached warrants to be $.75 per warrant not $4.00 as previously reported and that this amount should be presented as additional paid in capital not as a line item unto itself. The $2,500,000 received in the transaction should be carried as debt and placed between the liability and equity section of the balance sheet and presented with a proper description because of the mandatory redemption provision included in the transaction. Further, that a charge of $91,552 for fiscal 1999, should have been taken to amortize the debt discount created to conform with GAAP. Additionally, an accrual of $193,151 for interest due should have been recorded in fiscal 1999. The beneficial conversion feature of the Series A stock should have required a one-time expense entry of $223,560 for fiscal 1999.

          Bederson and Company LLP in response to a comment raised by the Securities and Exchange Commission and based upon additional information received during their fiscal 2000 audit, suggested that the presentation of certain sales in fiscal 1999 should not have been recorded as current period sales because of their consignment or contingent nature. The Company's current management believes that the

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          sales for fiscal  1999 should  have been  reduced by $272,697  and the associated cost of goods reduced by $171,584 causing the reduction of gross profit of $101,115 and increasing the loss for the year by the same amount. The assets would have been increased by the cost of goods sold amount being presented as consignment inventory. No other disagreements are known at this time.

          The Company is addressing the independence issue and will have a resolution before filing the fiscal 2000 audited financial statements.

     (b) the auditing firm of Bella, Hermida, Gilman, Hancock and Mueller, P.A. has been engaged effective July 14, 2000 to audit the Fiscal 2000 accounting. They have not expressed any opinion to date on the accuracy of the Company's positions as stated above. These items have been discussed at length and will be the focus of attention between Bederson and Company LLP and Bella, Hermida, Gilman, Hancock and Mueller, P.A.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: July 28, 2000                    By: /s/ David N. Debaene
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                                           David N. DeBaene
                                           Chief Executive Officer and President

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